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                                                                    Exhibit 99.1
[Logo of Vencor, Inc. appears here]


CONTACT:  Richard A. Schweinhart
          Senior Vice President and Chief Financial Officer
          (502) 596-7379

          Richard A. Lechleiter
          Vice President, Finance,
          Corporate Controller and Treasurer
          (502) 596-7734


FOR IMMEDIATE RELEASE
---------------------

         VENCOR ADDRESSES CAPITAL STRUCTURE ISSUES

            *  Bank Credit Waiver Extended
            *  Company Discusses Rent Concessions with Ventas
            *  1998 Form 10-K Filing Delayed

LOUISVILLE, Ky. (March 31, 1999) Vencor, Inc. (NYSE: VC) announced today that its senior bank lenders have granted a further waiver, through May 28, 1999, of breaches by Vencor of certain financial covenants under its bank credit facility. Pursuant to the waiver, the aggregate commitment under the revolving credit portion of the agreement (the "Revolver") has been permanently reduced from $300 million to $125 million. During the waiver period, borrowings under the Revolver will be limited to $55 million. At the close of business on March 31, 1999, there were no outstanding borrowings under the Revolver.

     Vencor also announced that it is in discussions with Ventas, Inc. (NYSE:
VTR) concerning possible reductions in the rental payments due from Vencor under the master leases covering approximately 250 of Vencor's facilities. These leases were entered into as part of the reorganization of Ventas and the spin-off of Vencor to Ventas shareholders on May 1, 1998. In view of the ongoing discussions, the two companies have agreed to postpone through April 12, 1999 any claims either may have against the other, including any claims Ventas would have for Vencor's decision not to pay rent due on April 1.

     Since the Company has not obtained a permanent agreement with its senior bank lenders, Ernst & Young LLP, the Company's independent auditors, has advised the Company that its report with respect to the Company's 1998 financial statements will contain a "going concern" statement.

     The Company also announced that its 1998 Annual Report on Form 10-K will be delayed and now is expected to be filed with the Securities and Exchange Commission by April 15. The Company cited two primary reasons for the extension request. First, as a result of significant
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operating losses in the fourth quarter of 1998 and management's lower expectations of future operating results and cash flows, the Company believes that a material carrying amount of long-lived assets, including property, equipment and goodwill, are impaired. The Company requires additional time to complete the appropriate valuation calculations. Second, the Company requires additional time to confirm that the master leases with Ventas have been properly accounted for as operating leases. If the master leases do not qualify as operating leases, the Company will be required to restate its financial statements for the second and third quarters of 1998. Both of these items could have a material adverse effect on the Company's results of operations and financial position.

     Edward L. Kuntz, Chairman and Chief Executive Officer of Vencor, said: "I am pleased with the bank waiver and am optimistic that continuing discussions with Ventas and our bank lending group, and anticipated discussions with the holders of the Company's 9 7/8% Senior Subordinated Notes, can lead to a sustainable capital structure for the Company. A key element in the Company's future is the continued dedication of our 58,000 employees to providing quality care and services to the Company's patients and nursing center residents."

     Vencor is a long-term healthcare provider operating hospitals, nursing centers and contract ancillary services in 46 states.

     Certain statements made in this press release, including, but not limited to, statements containing the words "anticipates," "believes," "expects," "intends," "will," "may" and similar words constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.
Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to differ materially from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. Such factors may include, without limitation, the Company's ability to amend or refinance its existing debt and lease obligations or otherwise adjust its current financial structure, the increase in the Company's cost of borrowing, its ability to attract patients and the effects of healthcare reform and legislation on the Company's business strategy and operations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of the future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.